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                                                                   EXHIBIT 10.64


                            [RAILWORKS LETTERHEAD]

June 26, 2001

John Kennedy
561 Brentwater Road
Camp Hill, PA 17011

Dear John:

         Reference is made to the Amended and Restated Employment Agreement ("Agreement) pursuant to which you have been employed as Director, Business Development of RailWorks Corporation. Terms used in the Agreement and not otherwise defined herein will have the meaning ascribed to them in the Agreement

         Effective June 1, 2001 ("Effective Date"), you agreed to serve as the Chief Executive Officer of Employer. In connection therewith, we have agreed to certain changes in the terms of your employment which are described below. Upon execution of this letter by you, it shall constitute an amendment to the Agreement. Except as modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

         1. You shall serve as Chief Executive Officer of Employer ("CEO") reporting directly to the Board of Directors. Your appointment as such shall be for a term of one year commencing on the Effective Date ending on May 31, 2002 ("Term of the Amendment"). The Board of Directors reserves the right during the Term of the Amendment to hire another person as CEO, in which event you shall relinquish the title and duties of such office, but, for the remainder of the Term of Amendment, you shall be entitled to receive the compensation provided for in this Amendment and shall assist such successor in an orderly transition.

         2. During the Term of the Amendment, you shall receive a Base Salary of Three hundred twenty-five thousand ($325,000) dollars, payable as provided in the Agreement. In the event the employment of John Larkin as Chairman of the Board of Directors is terminated during the Term of the Amendment, your Base Salary shall increase to Four hundred thousand ($400,000) effective with the first pay period following the termination of Mr. Larkin's employment.

         3. Employer will provide you with an efficiency apartment in the area of its main office in Baltimore, MD and will reimburse you for travel between your home and the Employer's main office.

         4. You shall participate in all bonus and compensation plans applicable to senior executive offices of Employer for so long as this Amendment is in effect.

         5. Upon the expiration of the Term of the Amendment, the Agreement shall continue in effect in accordance with its terms as if this Amendment had not been executed.
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         If this correctly sets forth our understanding, please sign below and return a copy to Mr. Wesley Fredericks, Esq. whereupon this Amendment will become effective in accordance with its terms.

         AGREED AND ACCEPTED:                RAILWORKS CORPORATION


         /s/ John Kennedy                By: /s/ John G. Larkin
         --------------------                ----------------------
         John Kennedy                        John G. Larkin


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